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                                                                     EXHIBIT 8.1

                          [ANDREWS & KURTH LETTERHEAD]

                                October 17, 1996

Plum Creek Timber Company, L.P.
999 Third Avenue, Suite 2300
Seattle, Washington 98104

Gentlemen:

         We have acted as special counsel to Plum Creek Timber Company, L.P. (the "Partnership") in connection with the Registration Statement on Form S-3 (the "Registration Statement") of the Partnership relating to registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offering and sale of up to 5,750,000 units representing limited partner interests (the "Units") of the Partnership. The Units include 750,000 Units which may be sold pursuant to an over-allotment option granted to the underwriters named in the Registration Statement by the Partnership. This opinion also relates to any registration statement (including any amendment thereto) for the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act.

         All statements of legal conclusions contained in the discussion under the caption "Tax Considerations" in the prospectus included in the Registration Statement (the "Prospectus"), unless otherwise noted, reflect our opinion with respect to the matters set forth therein.

         In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partners included in such discussion, as to which we express no opinion).

         We hereby consent to the references to our firm and this opinion contained in the Prospectus.

                                                     Very truly yours,

                                                     ANDREWS & KURTH L.L.P.